SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G



                       UNDER THE SECURITIES EXCHANGE ACT 1934(1)


                             SCIENCE DYNAMICS CORPORATION
          -----------------------------------------------------------------
                                   (Name of Issuer)

                             COMMON STOCK, $.01 PAR VALUE
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                     808631 10 5
                                   ----------------
                                    (CUSIP Number)


                                     May 6, 1998
               -------------------------------------------------------
               (Date of Event which requires filing of this statement)

               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ] Rule 13d-1(b)
               [x] Rule 13d-(c)
               [ ] Rule 13d-1(d)










            ---------------------------

              (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information  required on the remainder of  this cover
            page shall not  be  deemed to  be "filed"  for the  purpose of
            Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

          ------------------------                -------------------------
          CUSIP No.  808631 10 5                    Page 2 of 5 Pages
          ------------------------                -------------------------

          -----------------------------------------------------------------
          1    NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Edwin S. Marks
          -----------------------------------------------------------------
          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                    (b) [ ]
          -----------------------------------------------------------------
          3    SEC USE ONLY

          -----------------------------------------------------------------
          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
          -----------------------------------------------------------------
          NUMBER         5    SOLE VOTING POWER:  629,000 Shares

          OF SHARES      --------------------------------------------------
                         6    SHARED VOTING POWER:  132,500 Shares
          BENEFICIALLY
                         --------------------------------------------------
          OWNED BY EACH  7    SOLE DISPOSITIVE POWER:  629,000 Shares

          REPORTING      --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER:  132,500 Shares
          PERSON WITH
          -----------------------------------------------------------------
          9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
                761,500 Shares

          -----------------------------------------------------------------
          10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES (See Instructions)                        [ ]
          -----------------------------------------------------------------
          11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   5.24%

          -----------------------------------------------------------------
              TYPE OF REPORTING PERSON (See Instructions)

               IN
          -----------------------------------------------------------------

                                     SCHEDULE 13G
                                     ------------

          ITEM 1(A).          NAME OF ISSUER:
                              --------------

               Science Dynamics Corporation (the "Issuer").


          ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                              ---------------------------------------
                              OFFICES:
                              -------

               1919 Springdale Road, Cherry Hill
               New Jersey 08003


          ITEM 2(A).          NAME OF PERSON FILING:
                              ---------------------

               Edwin S. Marks


          ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                              ------------------------------------

               135 East 57th Street
               27th floor,
               New York, New York 10022


          ITEM 2(C).          CITIZENSHIP:
                              -----------

               United States


          ITEM 2(D).          TITLE OF CLASS OF SECURITIES:
                              ----------------------------

               Common Stock, $.01 par value


          ITEM 2(E).          CUSIP NUMBER:
                              ------------

               808631 10 5


          ITEM 3.        TYPE OF PERSON:
                         --------------

               Not applicable.


          ITEM 4.        OWNERSHIP.
                         ---------

               (a) Amount Beneficially Owned:
               761,500 Shares

               (b) Percent of Class:
               5.24% (based of the 14,535,649 shares outstanding as of December 31, 1997, in accordance with the 10-K report filed for the fiscal year ended on December 31, 1997).

               (c) Number of shares as to which the person has:
                    (i) sole power to vote or to direct the vote: 629,000
               shares
                    (ii) shared power to vote or to direct the vote:
               132,500 shares
                    (iii) sole power to dispose or to direct the
               disposition of: 629,000 shares
                    (iv) shared power to dispose or to direct the
               disposition of: 132,500 shares.

          ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                         --------------------------------------------

               Not applicable.


          ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ------------------------------------------------
                         ANOTHER PERSON.
                         --------------

               Not applicable.


          ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
                         ----------------------------------------
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          ---------------------------------------------------------------
          PARENT HOLDING COMPANY.
          ----------------------

               Not applicable


          ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                         -----------------------------------------------
                         THE GROUP.
                         ---------

               Not applicable


          ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
                         ------------------------------

               Not applicable.

          ITEM 10.       CERTIFICATION.
                         -------------

                    By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                      SIGNATURE
                                      ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



          Dated:  May 6, 1998
                                                   /s/ Edwin S. Marks
                                                  ------------------------
                                                       Edwin S. Marks



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